Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

Smartkem Limited, Manchester Technology Centre, Hexagon Tower, Delaunays Road, Blackley, Manchester, M9 8GQ

18 June 2025

Dear Sirs,

Letter of Variation No3 to further extend the Framework Supply Agreement dated 22 March 2024 (“Agreement”) between CPI Innovation Services Limited (“CPIIS”) and Smartkem Limited (“Smartkem”).

This letter agreement is made between CPIIS and Smartkem (together the “Parties”).

By both Parties executing this letter agreement and in consideration of the Parties agreeing to the obligations contained hereunder, the Parties have agreed to vary the Agreement to further extend the Term (as defined in the Agreement) and agree a final extension fee for this final extended period, as set out as follows:

1.	Extension of the Term

The Term of the Agreement (previously extended via Letters of Variation dated 28 March 2025 and 18 May 2025 is to be extended for a maximum period of 6 months commencing from 1st July 2025 up to 31st December (the Final Extended Period).

2.	Extension Fee

(a) During the Final Extended Period, Smartkem shall pay CPIIS a fixed extension fee of £[***] (plus VAT) (the Extension Fee).

(b) The Extension Fee compensates CPIIS for further extending the Agreement and is intended to align more closely with the fee structure currently being discussed as part of a proposed new licence agreement between the Parties, relating to Smartkem’s use of CPIIS equipment and Clean Room 2.

(c) The Extension Fee shall be payable in advance by Smartkem via two equal quarterly instalments of £[***] (plus VAT) with the respective instalments to be invoiced by CPIIS on:

(i)	1st July 2025 (covering the period 1st July to 30th September 2025); and

(ii)	1st October 2025 (covering the period 1st October to 31st December 2025).

(d) Smartkem must pay CPIIS each instalment no later than 30 days from the respective invoice date.

(e) CPIIS have agreed to waive Smartkem’s Minimum Spend and Take or Pay obligations under the Agreement on the basis the Extension Fee is fixed, will not be subject to refund or reduction and shall fully compensate CPIIS for Smartkem’s continued use and access to CPIIS equipment and associated services CPIIS provide under the Agreement during the Final Extended Period.

(f) The Extension Fee shall not create any further or additional obligations on CPIIS, nor shall it confer any increased rights or entitlements to Smartkem beyond those already in existence and operation under the Agreement.

3.	Utilities and Consumables

(a) The Extension Fee includes a sum of £[***] to cover Smartkem’s allocated share of utilities and consumable costs during the Final Extended Period.

(b) Where CPIIS, acting reasonably and to the extent it is reasonably able to do so determines that the cost of providing utilities and consumables to Smartkem deviates significantly from this amount, CPIIS shall adjust the amount due accordingly providing that any adjustment made shall not exceed 10% of the Extension Fee

(c) If CPIIS proposes an adjustment under clause 3(b), it shall notify Smartkem, and both Parties, acting reasonably and in good faith, shall agree on a final adjustment within the 10% variable limit and establish a plan to address any necessary credit for overpaid amounts or additional payment for any shortfall.

(d) It is acknowledged that as part of any such discussions CPIIS shall not be obliged to disclose any information or material it reasonably considers (in it’s discretion) to be of commercially sensitive or confidential nature.

(e) During the Final Extended Period, both Parties agree to work together in good faith to optimize their own respective usage and costs relating to utilities and consumables to the extent reasonably possible and feasible for either Party.

4.	Smartkem Contribution to CPIIS Clean Room 2 Set Up and Equipment Moves

(a) Smartkem agrees (in addition to the Extension Fee) to contribute a sum of £[***] (plus VAT) towards the equipment and relocation costs incurred by CPIIS in connection with the move of equipment to Clean Room 2.

(b) Payment shall be made in two instalments as follows:

(i)   50% of the contribution amount (£[***] plus VAT) shall be payable by Smartkem no later than 30 days from 19 June 2025; and

(ii)  The remaining 50% (£[***] plus VAT) shall be payable by Smartkem within 30 days of receipt of a valid invoice from CPIIS, issued upon completion of the equipment move and once Clean Room 2 is ready to be used by Smartkem.

For the purposes of this clause, "ready to be used by Smartkem" means that the equipment has been fully relocated and installed in Clean Room 2 and is capable of being used by Smartkem for its intended operational purpose.

5.	Machine Unavailability (relating to Clean Room 2 set up & equipment moves)

It is agreed any machine or equipment unavailability due to relocation of machinery, equipment and/or alterations to Clean Room 2 carried out by CPIIS during the Final Extended Period in anticipation of the new contractual arrangements (currently being negotiated between the parties) shall not result in any deduction or reduction to the Extension Fee.

6.	Failure to comply with Payment Obligations

(a) If Smartkem fails to make payment of any sums due in accordance with this Letter of Variation No3 (or where Smartkem fails to pay any previously incurred sums under the Agreement), then CPIIS without prejudice to any other right or remedy reserves the right, at its sole discretion, to (i) suspend the provision of all services provided by CPIIS until all outstanding amounts have been paid; and/or (b) revoke Smartkem’s access to CPIIS facilities and/or the Centre, either temporarily or permanently, until such time as all overdue amounts are settled.

(b) Where any payment is outstanding more than 30 days after the final date upon which payment must be made, CPIIS shall reserve the right to terminate the Agreement with immediate effect in which case Smartkem shall be liable to pay on demand all outstanding fees under the Agreement including the entire Extension Fee and Clean Room 2 equipment and move costs up to and including 31st December 2025.

7.	Termination upon Commencement of Clean Room 2 Licence

(a) The Parties agree that, upon the commencement date of the licence agreement in respect of Clean Room 2 (the Clean Room 2 Licence), the Agreement shall automatically terminate without the need for further notice.

(b)  In such event, the Extension Fee payable under this Letter of Variation No3 shall be calculated on a pro rata basis up to the date of termination and any outstanding amounts under the Agreement must be paid no later than the termination date.

(c)  If applicable any amount of the Extension Fee already paid by Smartkem in respect of any period falling after the termination date shall be credited against or offset by CPIIS against any amounts that become payable by Smartkem under the Clean Room 2 Licence.

(d) The Smartkem contribution to CPIIS Clean Room 2 set up and equipment moves under para 4 above shall remain payable irrespective of the Clean Room 2 Licence commencing and will survive termination.

(e) Where the Parties do not enter the Clean Room 2 Licence then the Agreement shall automatically determine on 31st December 2025

8.	Relationship to Existing Agreement & Variation Letters Dated 28th March and 18 May 2025.

The Extension Fee under this Letter of Variation No3 are separate from, and in addition to, any Minimum Spend and/or Monthly Extension Fees payable previously under the Agreement and/or previous Variation Letters dated 28th March and 18 May 2025.

In the event of any conflict between the provisions of this Letter of Variation No3 and the Agreement (including previous variations), the provisions of this Letter of Variation No3 shall prevail, but for the avoidance of doubt, to the extent that the provisions of this Letter of Variation No3 merely expand upon and supplement the provisions of the Agreement (including previous variations), they shall not be held to be in conflict with them.

This Letter of Variation No3 and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales, and any such dispute or claim shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The Parties agree that this Letter of Variation No3 shall be legally binding and shall validly vary the Agreement (including the previous variations that occurred prior to this variation) with full force and effect from the date this Letter of Variation No3 is executed by both Parties. In all other respects the Parties confirm all other provisions in the Agreement (including previous variations) will remain unchanged.

This letter agreement shall not be legally binding or take effect until it has been duly executed by both Parties.

Signed for and on behalf of

CPI Innovation Services Limited:-

Signature:	/s/ Frank Miller

Name:	Frank Miller

Position:	CEO

Date:	19-Jun-25

Signed for and on behalf of

Smartkem Limited:-

Signature:	/s/ Ian Jenks

Name:	Ian Jenks

Position:	CEO

Date:	19-Jun-25